SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                     Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  August 14, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                  0-17267           84-1095959
(State or other             (Commission        (I.R.S. Employer
jurisdiction                File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)              (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated August 14, 1997, the text of which follows:

     Mallon Resources Corporation today reported a net loss for second quarter 1997 of $239,000 on revenues of $1,867,000, compared to a net loss for second quarter 1996 of $520,000 on revenues of $1,492,000. After payment of preferred dividends and preferred stock conversion inducement, the net loss attributable to common shareholders for second quarter 1997 was $672,000 ($0.14 per share) compared to a net loss attributable to common shareholders for second quarter 1996 of $616,000 ($0.30 per share). Total revenues for second quarter 1997 rose by $375,000 or 25% over second quarter 1996. Earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss (EBITDA) were $398,000 ($0.09 per share) compared to $321,000 ($0.16 per share) for last year's second quarter. Weighted average shares outstanding for second quarter 1997 were 4,642,000 compared to 2,039,000 for second quarter 1996. The 128% increase in shares outstanding was primarily attributable to the Company's October 1996 public sale of 2.3 million shares.

     For the first six months of 1997, after payment of preferred dividends and preferred stock conversion inducement, Mallon reported a net loss attributable to common shareholders of $997,000 ($0.22 per share), compared to a net loss attributable to common shareholders of $1,271,000 ($0.63 per share) during the first six months of 1996. For the first six months of 1997, EBITDA were $918,000 ($0.20 per share) compared to $706,000 ($0.35 per share) last year. Weighted average shares outstanding for the six months ended June 30, 1997 were 4,515,000 compared to 2,005,000 for the six months ended June 30, 1996.

     Mallon's consolidated financial statements include the consolidation of its 56.25% owned Laguna Gold Company, which has an unfavorable impact on reported results. The table on page two includes selected Mallon results, excluding Laguna's impact, which better reflect the Company's oil and gas operations. EBITDA without Laguna was $0.12 per share for second quarter 1997 and $0.27 per share for the six months ended June 30, 1997.

     During the second quarter, the Company drilled eight wells, seven of which were completed. The one well not completed is being evaluated in shallower uphole zones. The Company also recompleted three wells, all of which are back on production. In addition, the Company completed permitting and began construction of a gas sweetening plant in the San Juan Basin, which will go into operation in the third quarter. This will allow acceleration of the Company's San Juan Basin gas well recompletion program over the balance of the year. Currently, the Company is drilling four additional wells and is conducting work on two recompletions. The Company currently plans to drill approximately 20 wells and recomplete 16 wells during the remainder of 1997.

     The preferred stock conversion inducement mentioned above, and reflected in the second quarter and first six months of 1997, is the excess of the fair value of the common stock issued at the $9.00 conversion price paid over the fair value of the common stock that would have been issued at the $11.31 conversion price then in effect.

(In thousands, except per unit data)
                             For the Three Months   For the Six Months
                               Ended June 30,         Ended June 30,
                               1997       1996       1997       1996
Selected Consolidated Results:
   Revenues                  $ 1,867    $ 1,492    $ 3,898    $ 2,864
   Costs and expenses          2,270      2,066      4,682      3,843
   Net loss                     (239)      (520)      (469)    (1,085)
   Net loss attributable to
     common shareholders        (672)      (616)      (997)    (1,271)
   Net loss per share attributable
     to common shareholders    (0.14)     (0.30)     (0.22)     (0.63)
   EBITDA*                       398        321        918        706
   EBITDA per share             0.09       0.16       0.20       0.35
   Weighted average shares
      outstanding              4,642      2,039      4,515      2,005

Selected Results Without Laguna Gold Company:
   Revenues                  $ 1,841    $ 1,489    $ 3,838    $ 2,847
   Costs and expenses          1,891      1,765      3,951      3,432
   Net loss                      (50)      (276)      (113)      (745)
   Net loss attributable to
      common shareholders       (483)      (372)      (641)      (931)
   Net loss per share attributable
      to common shareholders   (0.10)     (0.18)     (0.14)     (0.46)
   EBITDA*                       561        542      1,223      1,011
   EBITDA per share             0.12       0.27       0.27       0.50
   Weighted average shares
     outstanding               4,642      2,039      4,515      2,005

Selected Operating Data:
   Net Production
      Oil (Mbbls)                 44         46         81         91
      Gas (Mmcf)                 567        378        978        700
      MBOE                       139        109        244        208
   Average realized sales price
      Oil (Mbbls)             $19.32     $16.91     $20.81     $16.98
      Gas (Mmcf)               $1.74      $1.85      $2.17      $1.84
      MBOE                    $13.23     $13.55     $15.62     $13.63

     * EBITDA is income before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss. EBITDA is a financial measure commonly used in the Company's industry. It should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income and cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. The Company also owns a controlling 14 million shares of the common stock of Laguna Gold Company. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC." Mallon's Common Stock is quoted on the Nasdaq Stock Market under the symbol "MLRC."

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Mallon Resources Corporation


August 18, 1997                ___/s/ Roy K. Ross_______________
                                Roy K. Ross, Executive Vice President